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                                                     EXHIBIT 11


                                         LCS INDUSTRIES, INC. AND SUBSIDIARIES
                                         COMPUTATION OF EARNINGS PER SHARE AND
                                                COMMON EQUIVALENT SHARE
                                    For the Three and Nine Months Ended June 30,
                                                    (Unaudited)

                                                                           Three Months                           Nine Months
                                                                       1996              1995              1996              1995
                                                                    ----------        ----------        ----------        ----------
Primary earnings per share:
Weighted average shares outstanding ........................         4,399,717         4,049,652         4,299,128         3,995,024

Weighted average - dilutive stock options ..................           636,540           630,530           681,877           467,158

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ..................           160,475           160,475           160,475           160,475
                                                                    ----------        ----------        ----------        ----------
                                                                     5,196,732         4,840,657         5,141,480         4,622,657
                                                                    ==========        ==========        ==========        ==========

Net income .................................................        $1,752,695        $1,444,352        $6,035,790        $4,241,434

Primary earnings per share and common
   equivalent share ........................................        $      .34        $      .30        $     1.17        $      .92
                                                                    ==========        ==========        ==========        ==========

Fully diluted earnings per share:
Weighted average shares outstanding ........................         4,399,717         4,049,652         4,299,128         3,995,024

Weighted average - dilutive stock options ..................           636,540           706,674           681,877           754,380

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ..................           160,475           160,475           160,475           160,475
                                                                    ----------        ----------        ----------        ----------
                                                                     5,196,732         4,916,801         5,141,480         4,909,879
                                                                    ==========        ==========        ==========        ==========

Net income .................................................        $1,752,695        $1,444,352        $6,035,790        $4,241,434

Fully diluted earnings per share and common
   equivalent share ........................................        $      .34        $      .29        $     1.17        $      .86
                                                                    ==========        ==========        ==========        ==========